Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE July 30, 2003 At Market Close

APAC Customer Services, Inc. Announces Second Quarter Results

Deerfield, Illinois, July 30, 2003 — APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its second quarter ended June 29th, 2003. The Company reported net income of $1.4 million or $.03 per share on revenue of $82.1 million, compared to net income of $1.5 million or $.03 per share on revenue of $94.0 million in the same period a year ago.  Cash provided by operations of $11.5 million during the quarter led to nearly a $10 million reduction in net debt (defined as total debt less cash and cash equivalents) since the end of March.

Revenue decreased roughly $4 million from the first quarter of 2003 primarily due to reductions in marketing programs by several financial services clients. The decline in revenue versus the second quarter of 2002 resulted principally from the expected reduction of services performed under a facility management contract signed in October of 2002.

Gross margin of 18.8% during the quarter declined from 20.5% in the second quarter of 2002 and from 19.5% in the first quarter of 2003. Gross margin decreased primarily due to a reduction in revenue and was also impacted by expenses associated with starting up the Company’s Philippine facility.

Operating margin of 3.1% decreased from 4.2% in the second quarter of 2002 due to the lower gross margin partially offset by the absence of restructuring and impairment charges. Operating margin declined from the first quarter of 2003 due to the lower gross margin and an increase in the ratio of SG&A expenses to revenue.

Net debt decreased by almost $10 million during the quarter, down to $6 million.  Interest expense declined sharply from the second quarter of 2002 due to reduced debt and lower interest rates.

Theodore G. Schwartz, Chairman and CEO commented, “The economic and regulatory environment is creating significant challenges for APAC and the industry. Although we remain optimistic about our future growth prospects, we expect continued revenue softness in the near term. We believe we will deliver shareholder value by continuing to build a differentiated client delivery model, expanding our global services delivery platform, tightly aligning our expenses to our revenue run rate and continuing to conservatively manage our balance sheet.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday, July 31st.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Friday, August 8, 2003 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 790254.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in financial services, insurance, telecommunications, healthcare and logistics.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs about 11,800 people and maintains 33 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, and the Company’s First Quarter Report on Form 10Q for the period ended March 30, 2003, for descriptions of such factors.  These filings are available on a web site maintained by the SEC at http://www.sec.gov/.

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APAC Customer Services, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except for per share data)

	Thirteen (13) Weeks Ended			Twenty-Six (26) Weeks Ended
			Increase			Increase
	June 29,	June 30,	(Decrease)	June 29,	June 30,	(Decrease)
	2003	2002	%	2003	2002	%
Net revenue	$82,084	$94,043	-13%	$168,281	$198,362	-15%
Cost of services	66,645	74,764	-11%	136,073	157,943	-14%
Gross profit	15,439	19,279	-20%	32,208	40,419	-20%

Operating expenses:
Selling, general and administrative
expenses	12,919	12,270	5%	25,915	26,625	-3%
Restructuring and other charges	—	2,536	-100%	—	2,536	-100%
Asset impairment charge	—	510	-100%	—	510	-100%
Total operating expenses	12,919	15,316	-16%	25,915	29,671	-13%

Operating Income	2,520	3,963	-36%	6,293	10,748	-41%
Interest expense, net	306	1,451	-79%	659	3,057	-78%

Income before income taxes	2,214	2,512	-12%	5,634	7,691	-27%

Provision for income taxes	840	979	-14%	2,140	2,999	-29%
Net Income	$1,374	$1,533	-10%	$3,494	$4,692	-26%

Income per share:
Basic	$0.03	$0.03		$0.07	$0.10
Diluted	$0.03	$0.03		$0.07	$0.10

Weighted average shares outstanding:
Basic	49,439	48,995		49,430	48,993
Diluted	49,487	49,472		49,461	49,250

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)

	June 29,	December 29,
	2003	2002
Assets

Current Assets:
Cash and cash equivalents	$12,200	$14,530
Accounts receivable, net	48,505	51,508
Other current assets	11,639	12,646
Total current assets	72,344	78,684

Property and Equipment, net	24,897	25,680

Goodwill and Intangibles, net and Other Assets	43,754	45,030

Total Assets	$140,995	$149,394

Liabilities and Shareholders’ Equity

Current maturities of long-term debt	$610	$656
Accounts Payable and other current liabilities	41,321	40,661
Total current liabilities	41,931	41,317

Long-term Debt, less current maturities	17,595	28,872

Other Liabilities	1,503	2,778

Total Shareholders’ Equity	79,966	76,427

Total Liabilities and Shareholders’ Equity	$140,995	$149,394

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twenty-Six (26) Weeks Ended
	June 29,	June 30,
	2003	2002
Operating activities:
Net income	$3,494	$4,692
Depreciation and amortization	6,165	8,526
Non-cash restructuring	—	165
Asset Impairment charges	—	510
Deferred income taxes	131	588
Change in operating assets and liabilities	3,366	11,215
Net cash provided by operations	13,156	25,696

Investing activities:
Purchases of property and equipment, net	(4,208)	(2,032)
Net cash used by investing activities	(4,208)	(2,032)

Financing activities:
Payments on long-term debt	(323)	(17,269)
Repayments under revolving credit facility	(11,000)	—
Stock and warrant transactions	45	67
Net cash used by financing activities	(11,278)	(17,202)

Net change in cash and cash equivalents:	(2,330)	6,462

Beginning cash balance	14,530	21,213

Ending cash balance	$12,200	$27,675